UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 25, 2011

1ST CONSTITUTION BANCORP
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-32891	22-3665653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2650 Route 130 P.O. Box 634, Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(609) 655-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.   Completion of Acquisition or Disposition of Assets.

On March 25, 2011, 1st Constitution Bank, a wholly-owned subsidiary of 1st Constitution Bancorp (“1st Constitution Bank”), acquired certain deposit and other liabilities, real estate and related assets of the Rocky Hill, Hillsborough and Hopewell, New Jersey branch banking offices (the “Branches”) of Amboy Bank (“Amboy Bank”) for a purchase price of $9.85 million (the “Acquisition”).  The Acquisition was completed pursuant to the terms and conditions of the Branch Purchase Agreement between 1st Constitution Bank and Amboy Bank, dated as of December 30, 2010, which was previously disclosed on a Current Report on Form 8-K filed by 1st Constitution Bancorp with the Securities and Exchange Commission on January 3, 2011.

As a result of the Acquisition, the Branches became branches of 1st Constitution Bank.  Included in the Acquisition were the assumption of deposit liabilities of $112.1 million, primarily consisting of demand deposits, cash of approximately $101.5 million, net of assets acquired, cash on hand of approximately $480,000 and fixed and other assets of approximately $4.6 million, which include, without limitation, ownership of the real estate and improvements upon which the Branches are situated.

1st Constitution Bank paid a premium (the “Deposit Premium”) of $5.25 million on the deposit liabilities it assumed in the Acquisition and received cash of approximately $101.5 million from Amboy Bank, representing the amount of the assumed deposit and other liabilities less the value of the assets acquired and the Deposit Premium.

1st Constitution Bank recorded goodwill of approximately $3.5 million and a deposit intangible asset of approximately $1.7 million as a result of the Acquisition.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST CONSTITUTION BANCORP

Date: March 30, 2011	By:	/s/ JOSEPH M. REARDON
Name: Joseph M. Reardon
Title: Senior Vice President and Treasurer

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